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EXHIBITS 77D
FOR RIVERSOURCE STRATEGY SERIES, INC.

RESOLVED, that at a Board Meeting, September 13-14, 2006, that the non-fundamental investment policy that limits investments in securities of investment companies shall be and hereby is eliminated.